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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Cityscape Financial Corp.:

We consent to the incorporation by reference in the registration statement No. 333-1348 on Form S-8, registration statement No. 333-11383 on Form S-3, registration statement No. 333-28467 on Form S-3, registration statement No. 333-36573 on Form S-3, registration statement No. 333-36055 on Form S-8 and registration statement No. 333-28465 on Form S-3 of Cityscape Financial Corp. of our report dated March 31, 1998, which report makes reference to the report of other auditors, relating to the consolidated statements of financial condition of Cityscape Financial Corp. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period then ended, which report appears in the December 31, 1997 Annual Report on Form 10-K of Cityscape Financial Corp.

Our report dated March 31, 1998, does not express an opinion on the 1997 consolidated financial statements of the Company as the Company has suffered a significant net loss for the year ended December 31, 1997, and has a net capital deficiency as of December 31, 1997. At December 31, 1997, these circumstances raise substantial doubt about the entity's ability to continue as a going concern. The 1997 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                            /s/KPMG Peat Marwick LLP

New York, New York
March 31, 1998